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                                                                    EXHIBIT 23.3


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    [LETTERHEAD]



2/22/00



The Directors
Colorsmart.com Inc.
Nashville
Tennessee
USA



C/o Mr. R. Burrows



Fax number: 461 2287



Sirs



VIRTUAL COLOUR CC
VIRTUAL COLOUR PROPERTIES CC
VIRTUAL SUPPORT CC
VIRTUAL COLOUR PRINTING CC



AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED:
28 FEBRUARY 1998
28 FEBRUARY 1999



AND UNAUDITED FINANCIAL STATEMENTS FOR THE PERIODS ENDED:
30 NOVEMBER 1998
30 NOVEMBER 1999



    We have audited the annual financial statements of the above mentioned close corporations for the year ended 28 February 1998 and 28 February 1999.



    We have compiled unaudited financial statements for the periods ended 30 November 1998 and 30 November 1999.



    We consent to the use of the financial statements of the close corporations for listing purposes.



Yours faithfully

/s/ Eldie Brink
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Eldie Brink
Director